UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 9, 2011

Crossroads Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11000 North Mo-Pac Expressway Austin, Texas	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(512) 349-0300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On November 9, 2011, Crossroads Systems, Inc. (the “Company”) amended its current loan and security agreement (the “Agreement”) with Silicon Valley Bank (the “Bank”). Under the terms of the amendment:

•	the Bank waived the then-existing default of the tangible net worth covenant in the Agreement;
•	the letter of credit provision was deleted;
•	the Bank provided a term loan in the amount of $3 million, available to the Company in no more than six advances, each in an a minimum amount of $500,000 or a lesser amount which remains unadvanced if such advance is the third and final term loan advance. The advance will be available subject to certain conditions and will bear interest at a floating per annum rate equal to the sum of 0.25% plus the prime rate determined under the Agreement;
•	the parties modified the financial covenants to provide:
•	a quick ratio of 1.40 to 1.00
•	minimum tangible net worth ranging from $7 million plus adjustments from November 2011 to January 2012 to $4 million plus adjustments for August 2012 and each month thereafter;
•	the borrowing base is $2 million if the Company maintains at least $5 million in unrestricted cash with or through the Bank plus 80% of eligible accounts, as determined by the Bank; and
•	the maturity for each advance is 36 months after the advance but no later than April 1, 2015.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement attached hereto as Exhibit 10.1.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion in Item 1.01 with respect to the Company’s November 9, 2011 amendment to the Agreement, which is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d)	Exhibits

No.	Exhibit Name

10.1	Sixth Amendment to Third Amended and Restated Loan and Security Agreement, dated November 9, 2011, by and between Silicon Valley Bank and Crossroads Systems (Texas), Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2012	CROSSROADS SYSTEMS, INC.

	By:	/s/ Jennifer Crane
Jennifer Crane Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit Name
10.1	Sixth Amendment to Third Amended and Restated Loan and Security Agreement, dated November 9, 2011, by and between Silicon Valley Bank and Crossroads Systems (Texas), Inc.